Exhibit 99.1
News Release

Contact: Chris Ripley, Chief Financial Officer
Lucy Rutishauser, SVP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS THIRD QUARTER 2016 FINANCIAL RESULTS

•	REPORTS $0.54 DILUTED EARNINGS PER SHARE

•	DECLARES $0.18 QUARTERLY DIVIDEND PER SHARE

BALTIMORE (November 2, 2016) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three and nine months ended September 30, 2016.

“Although industry political ad spending for 2016 has not been at the levels anticipated coming into the year due to the unique nature of this year’s presidential election and certain contested senate races not materializing, our core advertising nonetheless grew slightly in the third quarter, despite the crowding-out impact of political on our normal advertisers,” commented David Smith, President and CEO of Sinclair. “We continued opportunistic share repurchases to capitalize on what we believe to be a discount in our stock. Year-to-date, we have repurchased almost 4.5 million shares or 6.5% of the float. Combined with our full year quarterly dividends and scheduled debt amortization, return of capital to shareholders and debt repayments would represent almost half of our expected discretionary 2016 cash flow.”

“Looking ahead over the next few months into 2017, we expect to see the completion of the spectrum auction and the approval of ATSC 3.0, both of which will provide value and opportunities that will positively change the broadcast landscape. Our digital business, believed to be the best in the industry, is growing at mid-20% top line growth this year, while Circa, our newly launched mobile-friendly, video-driven news portal designed for the millennial audience, in the first three months since launch is reaching more consumers and generating more video streams than even we initially expected.”

Three Months Ended September 30, 2016 Financial Results:

•	Total revenues increased 26.5% to $693.8 million, versus $548.4 million in the prior year period.

•	Operating income was $154.0 million, an increase of 54.6%, versus operating income of $99.6 million in the prior year period.

•	Net income attributable to the Company was $50.8 million, versus net income of $43.3 million in the prior year period.

•
Diluted earnings per common share were $0.54 as compared to $0.45 in the prior year period, which includes the third quarter 2016 loss on extinguishment of debt of $23.7 million which reduced diluted earnings per share by $0.16.

Nine Months Ended September 30, 2016 Financial Results:

•	Total revenues increased 20.6% to $1.939 billion, versus $1.607 billion in the prior year period.

•	Operating income was $369.4 million, an increase of 23.8%, versus operating income of $298.5 million in the prior year period.

•	Net income attributable to the Company was $124.4 million, versus net income of $113.3 million in the prior year period.

•
Diluted earnings per common share were $1.30 as compared to $1.18 in the prior year period, which includes the third quarter 2016 loss on extinguishment of debt of $23.7 million which reduced diluted earnings per share by $0.16.

Three Months Ended September 30, 2016 Operating Highlights:

•	Media revenues, before barter, increased 27.5% to $635.3 million versus $498.2 million in the third quarter of 2015.

•	Political revenues were $45.0 million versus $7.8 million in the third quarter of 2015.

•	Revenues from our digital offerings increased 25% in the third quarter as compared to the third quarter of 2015.

Recent Corporate Developments:

Content and Distribution:

•	During the third quarter, the Company expanded local news in Flint, Michigan; Portland, Oregon; Champaign/Springfield, Illinois; Baltimore, Maryland; Austin, Texas; and Nashville, Tennessee.

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In October, Ring of Honor Wrestling (“ROH”) entered into a 2-year agreement for a weekly show to air on Sport Tv, the leading sports channel in Portugal dedicated to national and international sports events.

•	In October, American Sports Network announced that it will once again televise the NOVA Home Loans Arizona Bowl on December 30, 2016 in more than 100 markets.

Other:

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Sinclair has established itself as an early leader in the use of drones for newsgathering.  Sinclair has six stations using drones for news coverage and expects its Unmanned Ariel Vehicle program to grow to 40 markets with 80 trained and FAA certified pilots by the end of 2017.

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The Company announced its commitment to the Partnership for Drug-Free Kids’ national multi-media campaign against opioid abuse and heroin addiction, in conjunction with the National Association of Broadcasters. The Company will support the Partnership for Drug-Free Kids’ awareness campaign with PSAs, digital content, social media and continued broadcast news coverage in 2017.

Balance Sheet and Cash Flow Highlights:

•	Debt on the balance sheet, net of $105 million in cash and cash equivalents, was $4.102 billion at September 30, 2016 versus net debt of $4.075 billion at June 30, 2016.

•
In August, the Company closed on a private offering of $400 million aggregate principal amount of 5.125% senior unsecured notes due 2027 (the “5.125% Notes”). The proceeds from the private placement of the 5.125% Notes were used to redeem the Company’s $350 million outstanding 6.375% senior unsecured notes due 2021 (the “6.375% Notes”). The redemption price, including the outstanding principal amount of 6.375% Notes, accrued and unpaid interest, and a make-whole premium, totaled $377.2 million. The remaining net proceeds were used for general corporate purposes.

•	As of September 30, 2016, 65.5 million Class A common shares and 25.9 million Class B common shares were outstanding, for a total of 91.4 million common shares outstanding.

•
The Company repurchased $106.6 million or 3.8 million shares of its Class A common stock since its last quarterly reported earnings on August 3, 2016. Including the recently Board of Directors approved additional $150 million share repurchase authorization, $130 million of remaining buyback authorization exists.

•	In September 2016, the Company paid a $0.18 per share quarterly cash dividend to its shareholders.

•	Capital expenditures in the third quarter of 2016 were $19 million.

•	Program contract payments were $27 million in the third quarter of 2016.

Notes:

Presentation of financial information for the prior year has been reclassified to conform to the presentation of generally accepted accounting principles for the current year.

Outlook:
“With one week remaining in the political election year, we have been pleasantly surprised by the recent momentum in political ad spending from both sides. This ensures our expectations of a record-breaking political year for us on an as-reported basis,” commented David Amy, Executive Vice President and Chief Operating Officer. “Additionally, auto advertising, our largest advertising category, was flat in the third quarter and is expected to be positive in the fourth quarter, despite concerns over production cutbacks, which speaks to our strength and unique focus at serving the auto category. In addition, we are expecting over 20% topline revenue growth in our digital business in fourth quarter as a result of our investments in such areas as our content and video management systems and Compulse, our digital agency.”

The following acquisitions closed during 2015 and, therefore, the results of these acquired stations were not included in the corresponding 2015 pre-acquisition periods: the Chattanooga stations (acquired September 1, 2015). The following transactions closed during 2016 and, therefore, the results of these transactions were not included in the corresponding 2015 pre-transaction periods or the 2016 pre-transaction periods: the acquisition of the Corpus Christi stations (January 1, 2016), the acquisition of the South Bend station and sale of the Marquette station (February 15, 2016), the acquisition of Tennis Channel (March 1, 2016), the acquisition of the Lincoln stations (May 1, 2016), the acquisition of the Salt Lake City station (June 17, 2016), and the swap of the ABC and CW affiliation in Peoria for the Fox affiliation in South Bend (August 1, 2016).

The Company currently expects to achieve the following results for the three months and year ending December 31, 2016:

Fourth Quarter 2016

•	Media revenues, before barter, are expected to be approximately $732.6 million to $748.6 million, up 34% to 37% year-over-year. Embedded in these anticipated results are:

•	$120 million to $130 million in political revenues as compared to $12 million in the fourth quarter of 2015.

•	Barter and trade revenue are expected to be approximately $36 million in the fourth quarter of 2016.

•	Barter expense is expected to be approximately $32 million. $4 million of trade expense is included in television expenses (defined below).

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Media production expenses and media selling, general and administrative expenses (together, “television expenses”), excluding barter expense but including trade expense, are expected to be approximately $384 million, including $2 million in stock-based compensation expense.

•	Program contract amortization expenses are expected to be approximately $31 million.

•	Program contract payments are expected to be approximately $27 million.

•	Corporate overhead is expected to be approximately $16 million, including $1 million of stock-based compensation expense.

•	Research and development costs related to ONE Media are expected to be $1 million.

•	Other non-media revenues less other non-media expenses are expected to generate $7 million of operating cash flow, assuming current equity interests.

•	Depreciation on property and equipment is expected to be approximately $23 million, assuming the capital expenditure assumption below.

•	Amortization of acquired intangibles is expected to be approximately $47 million.

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Net interest expense is expected to be approximately $53 million ($50 million on a cash basis), assuming no changes in the current interest rate yield curve and changes in debt levels based on the assumptions discussed in this “Outlook” section.

•	Net cash taxes paid are expected to be approximately $29 million, based on the assumptions discussed in this “Outlook” section. The Company’s effective tax rate is expected to be approximately 36%.

•	Capital expenditures are expected to be approximately $25 million.

Full Year 2016

•	Media revenues, before barter, are expected to be approximately $2.505 billion to $2.521 billion, up 25% year-over-year. Embedded in these anticipated results are:

•	$206 million to $216 million in political revenues as compared to $26 million in 2015.

•	Barter and trade revenue is expected to be approximately $129 million.

•	Barter expense is expected to be approximately $111 million. $18 million of trade expense is included in television expenses.

•
Media production expenses and media selling, general and administrative expenses (together, “television expenses”), excluding barter expense but including trade expense, are expected to be approximately $1.457 billion, including $8 million of stock-based compensation expense, and $151 million related to new acquisitions, costs related to our revenue-generating initiatives, and system upgrades.

•	Program contract amortization expense is expected to be approximately $127 million.

•	Program contract payments are expected to be approximately $112 million.

•	Corporate overhead is expected to be approximately $71 million, including $9 million of stock-based compensation expense.

•	Research and development costs related to ONE Media are expected to be $4 million.

•	Other non-media revenues less other non-media expenses are expected to generate $23 million of operating cash flow, assuming current equity interests.

•	Depreciation on property and equipment is expected to be approximately $98 million, assuming the capital expenditure assumption below.

•	Amortization of acquired intangibles is expected to be approximately $184 million.

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Net interest expense is expected to be approximately $209 million (approximately $199 million on a cash basis), assuming no changes in the current interest rate yield curve, and changes in debt levels based on recent corporate developments and the assumptions discussed in this “Outlook” section.

•	Net cash taxes paid are expected to be approximately $98 million, based on the assumptions discussed in this “Outlook” section. The Company’s effective tax rate is expected to be approximately 35%.

•	Capital expenditures are expected to be $94 million.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its third quarter 2016 results on Wednesday, November 2, 2016, at 9:30 a.m. ET. After the call, an audio replay will be available at www.sbgi.net under "Investors/Earnings Webcast." The press and the public will be welcome on the call in a listen-only mode. The dial-in number is (877) 407-8033.

About Sinclair:

Sinclair is one of the largest and most diversified television broadcasting companies in the country. Including pending transactions, the Company owns, operates and/or provides services to 173 television stations in 81 markets, broadcasting 482 channels and having affiliations with all the major networks. Sinclair is the leading local news provider in the country, as well as a producer of live sports content. Sinclair’s content is delivered via multiple-

platforms, including over-the-air, multi-channel video program distributors, and digital platforms. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Forward-Looking Statements:

The matters discussed in this news release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” “estimates,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including, but not limited to, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast, our ability to integrate acquired businesses and maximize operating synergies, our ability to obtain necessary governmental approvals and financing for announced acquisitions and to satisfy other closing conditions, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market’s acceptance of new programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and any other risk factors set forth in the Company’s most recent reports on Form 10-Q, Form 10-K and Form 8-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Sinclair Broadcast Group, Inc. and Subsidiaries
Preliminary Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
REVENUES:
Media revenues	$635,269	$498,167	$1,772,860	$1,466,088
Revenues realized from station barter arrangements	32,061	28,618	92,574	79,950
Other non-media revenues	26,505	21,619	73,824	61,308
Total revenues	693,835	548,404	1,939,258	1,607,346
OPERATING EXPENSES:
Media production expenses	242,880	187,173	702,377	540,554
Media selling, general and administrative expenses	126,672	105,622	370,169	311,088
Expenses realized from barter arrangements	27,181	23,105	79,365	66,898
Amortization of program contract costs and net realizable value adjustments	32,441	29,841	96,722	90,014
Other non-media expenses	20,488	16,555	57,946	46,988
Depreciation and amortization of property and equipment	25,886	25,476	74,330	75,938
Corporate general and administrative expenses	19,052	16,464	54,672	46,685
Amortization of definite-lived intangible and other assets	47,807	40,014	137,197	119,439
Research and development expenses	745	4,803	3,055	11,555
Gain on asset disposition	(3,311)	(255)	(5,982)	(306)
Total operating expenses	539,841	448,798	1,569,851	1,308,853
Operating income	153,994	99,606	369,407	298,493
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(53,488)	(48,566)	(156,819)	(142,878)
Loss from extinguishment of debt	(23,699)	—	(23,699)	—
Income from equity investments	1,423	252	2,789	5,405
Other income (expense)	789	(48)	2,355	1,220
Total other expense, net	(74,975)	(48,362)	(175,374)	(136,253)
Income before income taxes	79,019	51,244	194,033	162,240
INCOME TAX PROVISION	(26,986)	(7,210)	(65,771)	(46,971)
NET INCOME	52,033	44,034	128,262	115,269
Net income attributable to the noncontrolling interests	(1,188)	(779)	(3,858)	(1,945)
NET INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$50,845	$43,255	$124,404	$113,324
Dividends declared per share	$0.180	$0.165	$0.525	$0.345
BASIC AND DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic earnings per share	$0.54	$0.46	$1.32	$1.19
Diluted earnings per share	$0.54	$0.45	$1.30	$1.18
Weighted average common shares outstanding	93,948	95,002	94,595	95,146
Weighted average common and common equivalent shares outstanding	94,766	95,692	95,465	95,837

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